Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 8 to the Registration Statement on Form N-6 (No. 333-232790) (the “Registration Statement”) of our report dated March 10, 2022 relating to the statutory financial statements of New York Life Insurance and Annuity Corporation and consent to the incorporation by reference in the Registration Statement of our report dated April 5, 2022 relating to the financial statements of each of the investment divisions of NYLIAC Corporate Sponsored Variable Universal Life Separate Account - I indicated in our report. We also consent to the references to us under the headings “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP New York, New York April 11, 2022